World Financial Network Credit Card Master Note Trust
Issuing Entity

WFN Credit Company, LLC Depositor	World Financial Network National Bank Sponsor and Servicer
Series 2008-B, Asset Backed Notes

NOTICE TO PURCHASERS RESIDENT IN THE PROVINCE OF ONTARIO
This Notice should be read in conjunction with the Prospectus Supplement, dated September 9, 2008 and the Prospectus, dated September 3, 2008, transmitted herewith, as amended or supplemented from time to time. Except as otherwise provided, references to “herein” or “hereof” and similar terms mean all of these documents taken together, which constitute the offering memorandum for Ontario purchasers.
The securities are not denominated in Canadian dollars. The value of the securities to a Canadian investor, therefore, will fluctuate with changes in the exchange rate between the Canadian dollar and the currency of the securities.
The distribution of the securities in Canada is being made only on a private placement basis exempt from the requirement that the issuer prepare and file a prospectus with the applicable securities regulatory authorities. The Canadian offering is part of a concurrent offering of securities being made in the United States and elsewhere. The issuer is not a reporting issuer in any province or territory in Canada and its securities are not listed on any stock exchange in Canada and there is currently no public market for the securities in Canada. The issuer currently has no intention of becoming a reporting issuer in Canada, filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the securities to the public, or listing its securities on any stock exchange in Canada. Accordingly, to be made in accordance with securities laws, any resale of the securities in Canada must be made under available statutory exemptions from registration and prospectus requirements or under a discretionary exemption granted by the applicable Canadian securities regulatory authority.
Securities legislation in Ontario provides purchasers with rights of rescission or damages, or both, where an offering memorandum or any amendment to it contains a misrepresentation. A “misrepresentation” is an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading or false in the light of the circumstances in which it was made. These remedies must be commenced by the purchaser within the time limits prescribed and are subject to the defences contained in the applicable securities legislation.
The following is a summary of the statutory rights of rescission or damages, or both, under securities legislation in Ontario, and as such, is subject to the express provisions of the legislation and the related regulations and rules. The rights described below are in addition to, and without derogation from, any other right or remedy available at law to purchasers of the securities.
Ontario securities legislation provides that where an offering memorandum is delivered to a purchaser in certain circumstances and contains a misrepresentation, the purchaser, without regard to whether the purchaser relied on the misrepresentation, will have a statutory right of action against the issuer for damages or for rescission; if the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages against the issuer. No such action shall be commenced more than, in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action, or, in the case of any action other than an action for rescission, the earlier of: (i) 180 days after the purchaser first had knowledge of the facts giving rise to the cause of action, or (ii) three years after the date of the transaction that gave rise to the cause of action. The Ontario legislation provides a number of limitations and defences to such actions, including: (a) the issuer is not liable if it proves that the purchaser purchased the securities with knowledge of the misrepresentation; (b) in an action for damages, the issuer shall not be liable for all or any portion of the damages that the issuer proves does not represent the depreciation in value of the securities as a result of the misrepresentation relied upon; and (c) in no case shall the amount recoverable exceed the price at which the securities were offered.
These rights are not available for a purchaser that is: (a) a Canadian financial institution, meaning either: (i) an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act; or (ii) a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services corporation, or league that, in each case, is authorized by an enactment of Canada or a province or territory of Canada to carry on business in Canada or a territory in Canada; (b) a Schedule III bank, meaning an authorized foreign bank named in Schedule III of the Bank Act (Canada); (c) the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or a subsidiary of any person referred to in clauses (a), (b) or (c), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of the subsidiary.
The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at your request by calling toll-free 1-866-884-2071.
September 9, 2008